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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

American Realty Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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AMERICAN REALTY INVESTORS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 15, 2004

     American Realty Investors, Inc. will hold its Annual Meeting of Stockholders on Wednesday, September 15, 2004 at 3:30 p.m., local Dallas, Texas time, at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. The purpose of the meeting is to:

     •       Elect a Board of five directors to serve until the next Annual Meeting of Stockholders and until their successors are duly-elected and qualified.

     •       Ratify the appointment of Farmer, Fuqua & Huff, P.C. as independent auditors.

     •       Act upon such other matters as may properly be presented at the Annual Meeting.

     Only Stockholders of record at the close of business on August 6, 2004 will be entitled to vote at the meeting.

     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the accompanying envelope provided or vote by telephone or through the designated internet site. Your completed proxy or your telephone or internet vote will not prevent you from attending the meeting and voting in person should you choose.

     Dated:  August 6, 2004.

By order of the Board of Directors,

/s/ Louis J. Corna Louis J. Corna Executive Vice President, General Counsel, Tax Counsel and Secretary

AMERICAN REALTY INVESTORS, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 15, 2004

     The Board of Directors of American Realty Investors, Inc. (the “Company,” or “we” or “us”) is soliciting proxies to be used at the 2004 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution of this Proxy Statement and a Proxy Form is scheduled to begin on August 10, 2004. The mailing address of the Company’s principal executive offices is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

About the Meeting

Who Can Vote

     Record holders of Common Stock of the Company at the close of business on August 6, 2004 (the “Record Date”) may vote at the Annual Meeting. On that date, 11,354,272 shares of Common Stock were outstanding. Each share is entitled to cast one vote.

How Can You Vote

     If you return your signed proxy or vote by telephone or the internet before the Annual Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposal to ratify the selection of auditors.

     If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Proposals 1 and 2.

Revocation of Proxies

     You may revoke your proxy at any time before it is exercised by (a) delivering a written notice of revocation to the Corporate Secretary, (b) delivering another proxy that is dated later than the original proxy, or (c) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

Vote Required

     The holders of a majority of the shares entitled to vote who are either present in person or represented by a proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. As of August 6, 2004, there were 11,354,272 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least 5,677,137 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed. If the broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

     A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     For the other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy entitled to vote on the proposal will be required for approval. An abstention with respect to such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     As of the Record Date, affiliates held 9,149,277 shares representing approximately 80.6% of the shares outstanding. These affiliates have advised the Company that they currently intend to vote all of their shares in favor of the approval of both proposals.

     If you received multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Other Matters to be Acted Upon at the Annual Meeting

     We do not know of any other matters to be validly presented or acted upon at the Annual Meeting. Under our Bylaws, no business besides that stated in the Annual Meeting Notice may be transacted at any meeting of stockholders. If any other matter is presented at the Annual Meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

     The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Questions

     You may call our Investor Relations Department at 469-522-4245 if you have any questions.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Corporate Governance and Board Matters

     The affairs of the Company are managed by the Board of Directors. The Directors are elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serve until the next annual meeting of stockholders or until a successor has been elected or approved.

     After December 31, 2003, a number of changes occurred in the composition of the Board of Directors of the Company, the creation of certain Board Committees, the adoption of Committee charters, the adoption of a Code of Ethics for Senior Financial Officers and the adoption of Guidelines for Director Independence. The composition of the members of the Board of Directors changed with the resignation of Earl D. Cecil (February 29, 2004), as well as the election of independent Directors Sharon Hunt and Ted R. Munselle on February 20, 2004.

Current Members of the Board

     The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Governance
and
	Audit	Compensation	Nominating
Director	Committee	Committee	Committee
Henry A. Butler
Sharon Hunt	✓	Chair	✓
Ted R. Munselle	Chair	✓	Chair
Ted P. Stokley
Martin L. White	✓	✓	✓

Role of the Board’s Committees

     The Board of Directors has standing Audit, Compensation and Governance and Nominating Committees.

     Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The charter of the Audit Committee is attached to this proxy statement as Appendix I, and is available on the Company’s Investor Relations website (www.amrealtytrust.com). The Audit Committee was formed on February 20, 2004, and the Board selected the current members of the Audit Committee for the coming year, as shown above. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Mr. Munselle, a member and Chair of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The predecessor Audit Committee met nine times during 2003.

     Governance and Nominating Committee. The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Governance and Nominating Committee was adopted on March 22, 2004, and is available on the Company’s Investor Relations website (www.amrealtytrust.com). On March 22, 2004, the Board selected the members of the Governance and Nominating Committee for the coming year, as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

     Compensation Committee. The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations and to monitor the development and implementation of succession plans for the principal executive officer and other key executives and make recommendations to the Board with respect to such plans. The charter of the Compensation Committee was adopted on March 22, 2004, and is available on the Company’s Investor Relations website (www.amrealtytrust.com). On March 22, 2004, the Board selected the members of the Compensation Committee for the coming year as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Compensation Committee is to be comprised of at least two directors who are independent of management and the Company.

Presiding Director

     In March 2004, the Board created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

     Director Martin L. White will serve in this position during fiscal 2004, and in March 2004, the non-management members of the Board designated him to serve in this position until the Company’s 2004 annual meeting of stockholders.

Selection of nominees for the Board

     The Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates upon request of the Committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the stockholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company’s bylaws relating to stockholder nominations.

     Once the Governance and Nominating Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy, and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s stockholders, employees, customers, guests and communities; and

•	the willingness of the prospective nominee to meet any minimum equity interest holding guideline.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

     The Bylaws of the Company provide that any stockholder entitled to vote at the Annual Meeting in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholders’ intention to make such nomination has been delivered personally to, or has been mailed to and received by the Secretary at the principal office of the Company not later than 60 nor more than 90 days prior to the first anniversary date of the preceding year’s annual meeting. If a stockholder has a suggestion for candidates for election, the stockholder should follow this procedure. Each notice from a stockholder must set forth (i) the name and address of the stockholder who intends to make the nomination and the name of the person to be nominated, (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming those persons) pursuant to which the nomination is to be made by such stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules, and (vi) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

Determinations of director independence

     In February 2004, the Board enhanced its Corporate Governance Guidelines. The Guidelines adopted by the Board meet or exceed the new listing standards adopted during the year by the New York Stock Exchange. The full text of the Guidelines can be found in the Investor Relations section of the Company’s website (www.amrealtytrust.com). A copy may also be obtained upon request from the Company’s Corporate Secretary.

     Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2004. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

     As a result of this review, the Board affirmatively determined that directors Ted R. Munselle, Martin L. White and Sharon Hunt are each independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines.

Board meetings during fiscal 2003

     The Board met seven times during fiscal 2003. No incumbent director attended fewer than 75% of the meetings of the Board, and each director attended all of the meetings of the Committees on which he or she served. Under the Company’s Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and Committees of which he or she is a member.

Directors’ compensation

     Each non-employee director receives an annual retainer of $45,000 plus reimbursement for expenses. The Chairman of the Board receives an additional fee of $4,500 per year. Each director who serves as a member of the Audit Committee receives a fee of $300 for each Committee meeting attended. The Chairman of the Audit Committee also receives an annual fee of $500. In addition, each independent director receives an additional fee of $1,000 per day for any special services rendered by him to the Company outside of his or her ordinary duties as a director, plus reimbursement of expenses. The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company-business related expenses. Directors who are also employees of the Company or its Advisor receive no additional compensation for service as a director.

     During 2003, $146,000 was paid to the non-employee directors in total directors’ fees for all services, including the annual fee for service during the period from January 1, 2003 through December 31, 2003. Those fees received by directors were Earl D. Cecil ($49,000), Ted P. Stokley ($48,000), Martin L. White ($24,000) and Joseph Mizrachi, a former director who resigned in July 2003 ($25,000).

     In January 1999, the stockholders of a predecessor of the Company approved the Directors Stock Option Plan which was assumed by the Company in 2000 (the “Directors Plan”) which provides for the availability of options to purchase up to 40,000 shares of Common Stock. The Directors Plan provides for automatic annual grants of options to directors of the Company who, at the time of grant of an option are not, and have not been for at least one year, either an employee or officer of the Company or any of its affiliates. Options granted pursuant to the Directors Plan are immediately exercisable and expire on the earlier of the first anniversary of the date on which a director ceases to be a director or ten years from the date of grant. Each non-employee director was granted an option to purchase 1,000 shares at an exercise price of $17.71 per share on January 11, 1999, the date stockholders approved the Directors Plan. On January 1, 2000, 2001, 2002, 2003 and 2004, each qualifying director was granted an option to purchase 1,000 shares at an exercise price of $18.53, $13.625, $9.87, $8.09 and $9.13 per share, respectively. Each qualifying director will be awarded an option to purchase an additional 1,000 shares on January 1 of each year. At December 31, 2003, options covering 1,000 shares were exercisable at $13.625 per share, options covering 2,000 shares were exercisable at $9.87 and options covering 3,000 shares were exercisable at $8.09 per share.

     In January 1998, stockholders of a predecessor of the Company approved the 1997 Stock Option Plan (the “Option Plan”) which provides for options to purchase up to 300,000 shares of Common Stock. The Option Plan was assumed by the Company in August 2000. The Option Plan is intended principally as an incentive for and as a means of encouraging ownership of the Company’s Common Stock by eligible persons, including directors and officers of the Company. Options may be granted either as an incentive stock option (which qualifies for certain favorable tax treatment) or as a non-qualified stock option. Incentive stock options cannot be granted to, among others, persons who are not employees of the Company or any parent or subsidiary of the Company, or to persons who fail to satisfy certain criteria concerning ownership of less than 10% of the shares of Common Stock of the Company. The Option Plan is administered by the Stock Option Committee, which currently consists of three independent directors of the Company, Messrs. Munselle and White and Ms. Hunt. The exercise price per share of an option will not be less than 100% of the fair market value per share on the date of grant. The Company receives no consideration for the grant of an option. At December 31, 2003, options covering 92,250 shares were outstanding under the Option Plan. No options were granted under the Option Plan in 2003. None of the executive officers (Messrs. Branigan, Corna or Lowenberg) nor any of the directors of the Company hold any options under the Option Plan.

Stockholders communication with the Board

     Stockholders and other parties interested in communicating directly with the presiding director or with the non-Management directors as a group may do so by writing to Ted R. Munselle, Director, Post Office Box 830163, Richardson, Texas 75083-0163. Effective March 22, 2004, the Governance and Nominating Committee of the Board also approved a process for handling letters addressed to members of the Board but received at the Company. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and received by the Company and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics

     The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees (including those of the Contractual Advisor). In addition, the Company has adopted a code of ethics entitled “Code of Ethics for Senior Financial Officers” that applies to the principal executive officer, president, principal financial officer, chief financial officer, principal accounting officer and controller. The text of both documents is available on the Company’s Investor Relations website (www.amrealtytrust.com). The Company intends to post amendments to or waivers from its Code of Ethics for Senior Financial Officers (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer) at this location on its website.

Compliance With Section 16(a) of Reporting Requirements

     Section 16(a) under the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons holding 10% or more of the Company’s shares of Common Stock are required to report their ownership of the Company’s shares of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”) on specified report forms. Specific due dates for these reports have been established, and the Company is required to report any failure to file by these dates during each fiscal year. All of these filing requirements were satisfied by the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock during the fiscal year ended December 31, 2003. In making these statements, the Company has relied upon the written representations of its directors and executive officers and the holders of 10% or more of the Company’s Common Stock and copies of the reports that each has filed with the Commission.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

     The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock as of the close of business on August 6, 2004.

	Amount and Nature of		Approximate
Name and Address of Beneficial Owner	Beneficial Ownership*		Percent of Class**
Basic Capital Management, Inc.	6,703,045	(a)	59.0%
1800 Valley View Lane, Suite 300 Dallas, Texas 75234

Prime Income Asset Management, Inc.	1,437,208	(b)	12.7%
1800 Valley View Lane, Suite 300 Dallas, Texas 75234

Realty Investors, Inc.	8,140,253	(a)(b)	71.7%
1800 Valley View Lane, Suite 300 Dallas, Texas 75234

	Amount and Nature of		Approximate
Name and Address of Beneficial Owner	Beneficial Ownership*		Percent of Class**
Ryan T. Phillips	8,167,855	(a)(b)(d)	71.9%
1800 Valley View Lane, Suite 300 Dallas, Texas 75234

Transcontinental Realty Investors, Inc.	746,972	(c)	6.6%
1800 Valley View Lane, Suite 300 Dallas, Texas 75234

     (a)       Includes 6,703,045 shares owned by Basic Capital Management, Inc. (“BCM”), over which each of the directors of BCM, Ryan T. Phillips and Mickey Ned Phillips, may be deemed to be beneficial owners by virtue of their positions as directors of BCM. The directors of BCM disclaim beneficial ownership of such shares.

     (b)       Includes 1,437,208 shares owned by Prime Income Asset Management, Inc. (“PIAMI”), over which each of the directors of PIAMI, Ryan T. Phillips and Mickey Ned Phillips, may be deemed to be beneficial owners by virtue of their positions as directors of PIAMI. The directors of PIAMI disclaim beneficial ownership of such shares.

     (c)       Each of the directors of Transcontinental Realty Investors, Inc. (“TCI”), Henry A. Butler, Sharon Hunt, Ted R. Munselle, Ted P. Stokely and Martin L. White may be deemed to be the beneficial owners by virtue of their positions as directors of TCI. The directors of TCI disclaim such beneficial ownership.

     (d)       Includes 27,602 shares owned by the Gene E. Phillips’ Children’s Trust of which Ryan T. Phillips is a beneficiary.

Security Ownership of Management

     The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate for the directors and executive officers of the Company as of the close of business on August 6, 2004:

Name and Address of	Amount and Nature of		Approximate Percent
Beneficial Owner	Beneficial Ownership*		of Class**
Mark W. Branigan	8,887,225	(3)(4)(5)	78.3%

Henry A. Butler	749,972	(1)(2)	6.6%

Louis J. Corna	8,887,225	(3)(4)(5)	78.3%

Sharon Hunt	746,972	(2)	6.6%

J.C. Lowenberg III	8,887,225	(3)(4)(5)	78.3%

Name and Address of	Amount and Nature of		Approximate Percent
Beneficial Owner	Beneficial Ownership*		of Class**
Ted R. Munselle	746,972	(2)	6.6%

Ted P. Stokely	748,972	(1)(2)	6.6%

Martin L. White	747,972	(1)(2)	6.6%

All directors and executive officers as a group (eight people)	8,893,225	(3)(4)(5)(6)	78.3%

     * “Beneficial Ownership” means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security, or any combination thereof.

     ** Percentages are based upon 11,354,272 shares of Common Stock outstanding at August 6, 2004.

     (1)       Each of Messrs. Butler, Stokely, White and Earl D. Cecil, a director until February 29, 2004, have options to purchase shares of Common Stock of ARI which are exercisable within 60 days of August 6, 2004.

     (2)       Includes 746,972 shares owned by TCI, over which the members of the Board of Directors of ARI may be deemed to be the beneficial owners by virtue of their positions as members of the Board of Directors of TCI. The members of the Board of Directors of ARI disclaim beneficial ownership of such shares.

     (3)       Includes 746,972 shares owned by TCI, over which the executive officers of ARI may be deemed to be the beneficial owners by virtue of their positions as executive officers of TCI. The executive officers of ARI disclaim beneficial ownership of such shares.

     (4)       Includes 6,703,045 shares owned by BCM, over which the executive officers of ARI may be deemed to be the beneficial owners by virtue of their positions as executive officers of BCM. The executive officers of ARI disclaim beneficial ownership of such shares.

     (5)       Includes 1,437,208 shares owned by PIAMI, over which the executive officers of ARI may be deemed to be the beneficial owners by virtue of their positions as executive officers of PIAMI. The executive officers of ARI disclaim beneficial ownership of such shares.

     (6)       Includes 6,000 shares which may be acquired by the current directors of ARI pursuant to stock option plans.

PROPOSAL 1

ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting. Each director elected will hold office until the 2005 Annual Meeting. All of the nominees for director are now serving as directors. Each of the nominees has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. Cumulative voting for the election of directors is not permitted. If any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute director.

     The nominees for directors are listed below, together with their ages, terms of service, all positions and offices with the Company or the Company’s advisor, other principal occupations, business experience and directorships with other companies during the last five years or more. The designation “affiliated” when used below with respect to a director means that the director is an officer, director or employee of the Company or the advisor.

     Henry A. Butler, 53 (Affiliated)

     Broker – Land Sales (since 1992) for BCM; Director (since July 2003) of the Company and TCI and Director (December 2001 to July 1, 2003) of Income Opportunity Realty Investors, Inc. (“IOT”).

Sharon Hunt, 61

     Licensed Realtor with Virginia Cook Realtors; President and Owner (until sold in 1997) of Sharon’s Pretzels, Inc. (a Texas food products entity); Director (1991-2000) of a 501(c)(3) non-profit corporation (involved in acquisition, renovation and operation of real estate); Director (since February 2004) of the Company and TCI.

     Ted. R. Munselle, 48

     Vice President and Chief Financial Officer (since October 1998) of Landmark Nurseries, Inc.; Director (since February 2004) of the Company and TCI; Certified Public Accountant employed in the accounting industry until 1998 when he entered his current employment.

     Ted P. Stokely, 70 (Affiliated)

     General Manager (since January 1995) of ECF Senior Housing Corporation, a non-profit corporation; General Manager (since January 1993) of Housing Assistance Foundation, Inc., a non-profit corporation; part-time unpaid Consultant (since January 1993) of Eldercare Housing

Foundation, a non-profit corporation; General Manager (since April 2002) of Unified Housing Foundation, Inc., a non-profit corporation; Director and Chairman of the Board of the Company (since November 2002); and Director (since April 1990) and Chairman of the Board (since January 1995) of TCI and IOT.

     Martin L. White, 64

     Chief Executive Officer (since 1995) of Builders Emporium, Inc.; Chairman and Chief Executive Officer (since 1993) of North American Trading Company Ltd.; President and Chief Operating Officer (since 1992) of Community Based Developers, Inc.; Director of TCI (since January 1995); Director of the Company (since July 2003) and Director (1995 to March 15, 2004) of IOT.

The Board of Directors unanimous recommends a vote FOR
the election of all of the Nominees named above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     The Audit Committee has appointed Farmer, Fuqua & Huff, P.C. as the independent auditor of American Realty Investors, Inc. for the 2004 fiscal year. The Company’s Bylaws do not require that stockholders ratify the appointment of Farmer, Fuqua & Huff, P.C. as the Company’s independent auditor. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent auditor next year; however, it is not bound by the stockholders’ decision. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

     A representative of Farmer, Fuqua & Huff, P.C. will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of
Farmer, Fuqua & Huff, P.C. as the Company’s independent auditor.

Change in the Company’s Certifying Accountant

     Effective June 1, 2004, the Board of Directors of the Company engaged the Plano, Texas firm of Farmer, Fuqua & Huff, P.C. as the independent accountant to audit the Company’s financial statements for the fiscal year ending December 31, 2004. During the Company’s two most recent fiscal years and any subsequent interim period, the Company did not consult with Farmer, Fuqua & Huff, P.C. or any of its members about the application of accounting principles to any specified transaction or any other matter.

     The engagement effective June 1, 2004 of Farmer, Fuqua & Huff, P.C. as a new, independent accountant for the Company, necessarily resulted in the termination or dismissal of the principal accountant which had audited the Company’s financial statements for the past two fiscal years and at December 31, 2002 and 2003, BDO Seidman LLP. BDO Seidman LLP’s anticipated fee proposal estimate to the Company for the balance of 2004 after the first quarter ended was expected to be greater than the fee proposal of Farmer, Fuqua & Huff, P.C. for the same work. During the Company’s two most recent fiscal years and any subsequent interim period, BDO Seidman LLP’s report on the Company’s financial statements for those two most recent fiscal years and the subsequent interim period through June 1, 2004, there were no disagreements between the Company and BDO Seidman LLP concerning any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to BDO Seidman LLP’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their report; there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

     BDO Seidman LLP’s reports dated April 11, 2003 and April 15, 2004 on the Company’s financial statements for the years ended December 31, 2002 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Each report did contain an “emphasis” paragraph highlighting that management had indicated its intent to sell income-producing properties and refinance or extend debt secured by real estate to meet its liquidity needs.

     The decision to change was approved by the Audit Committee of the Board of Directors of the Company, consisting of Ted R. Munselle (Chairman), Martin L. White and Sharon Hunt.

Fiscal Years 2002 and 2003 Audit Firm Fee Summary

     The following table sets forth the aggregate fees for professional services rendered to the Company for the years 2003 and 2002 by the Company’s then principal accounting firm, BDO Seidman, LLP:

Type of Fees	2003		2002
Audit Fees	$376,631		$352,568
Audit-Related Fees	-0-		-0-
Tax Fees	149,329		214,150
All Other Fees	13,605	(a)	137,923	(b)

Total Fees:	$539,565		$704,641

     (a)       All other fees for 2003 are related to the Company’s Form 8-K ($750), the Company’s cash tender offer for shares of common stock of TCI and IOT ($3,735) and for training ($9,120).

     (b)       All other fees for 2002 are related to the Company’s tender offer for the shares of common stock of TCI and IOT ($119,623), debt analysis ($12,300) and other activities ($6,000).

     All services rendered by the principal auditors are permissible under applicable laws and regulations and were pre-approved by either the Board of Directors or the Audit Committee, as required by law. The fees paid the principal auditors for services as described in the above table fall under the categories listed below:

     Audit Fees. These are fees for professional services performed by the principal auditor for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with statutory and regulatory filing or engagements.

     Audit-Related Fees. These are fees for assurance and related services performed by the principal auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services include attestations by the principal auditor that are not required by statute or regulation and consulting on financial accounting/reporting standards.

     Tax Fees. These are fees for professional services performed by the principal auditor with respect to tax compliance, tax planning, tax consultation, returns preparation and review of returns. The review of tax returns includes the Company and its consolidated subsidiaries.

     All Other Fees. These are fees for other permissible work performed by the principal auditor that do not meet the above category descriptions.

     These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the principal auditor’s core work, which is the audit of the Company’s consolidated financial statements.

Report of the Audit Committee
Of the Board of Directors

     The Audit Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent accountants.

     The Audit Committee’s job is one of oversight as set forth in its charter, a copy of which is attached as Appendix I. It is not a duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management of the Company is responsible for preparing the Company’s financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.

     The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2003 fiscal year with management, and has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU SEC. 380) which includes, among other things, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with representatives of the independent accountants their independence.

     Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. The Audit Committee and the Board have also selected Farmer, Fuqua & Huff, P.C. as the Company’s independent auditors for fiscal year 2004.

AUDIT COMMITTEE

Sharon Hunt	Ted R. Munselle	Martin L. White

Pre-Approval Policy for Audit and Non-Audit Services

     Under the Sarbanes-Oxley Act of 2002 (the “SO Act”), and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. The purpose of the provisions of the SO Act and the SEC rules for the Audit Committee role in retaining the independent auditor is two-fold. First, the authority and responsibility for the appointment, compensation and oversight of the auditors should be with directors who are independent of management. Second, any non-audit work performed by the auditors should be reviewed and approved by these same independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor. To implement the provisions of the SO Act, the SEC issued rules specifying the types of services that an independent auditor may not provide to its audit client, and governing the Audit Committee’s administration of the engagement of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. Accordingly, the Audit Committee has adopted a pre-approval policy for audit and non-audit services (the “Policy”), which sets forth the procedures and conditions pursuant to which services to be performed by the independent auditor are to be pre-approved. A copy of the Policy is attached as Appendix II. Consistent with the SEC rules establishing two different approaches to approving non-prohibited services, the policy of the Audit Committee covers pre-approval of audit services, audit-related services, international administration tax services, non-U.S. income tax compliance services, pension and benefit plan consulting and compliance services, and U.S. tax compliance and planning. At the beginning of each fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. Typically, in addition to the generally pre-approved services, other services would include due diligence for an acquisition that may or may not have been known at the beginning of the year. The Audit Committee has also delegated to any member of the Audit Committee designated by the Board or the financial expert member of the Audit Committee responsibilities to pre-approve services to be performed by the independent auditor not exceeding $25,000 in value or cost per engagement of audit and non-audit services, and such authority may only be exercised when the Audit Committee is not in session.

Compensation Committee Report

     The Company has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of the Company who are also officers or employees of Prime Income Asset Management LLC (“Prime”) are compensated by Prime. Such executive officers perform a variety of services for Prime, and the amount of their compensation is determined solely by Prime. Prime does not allocate the cash compensation of its officers among the various entities for which it may serve as advisor or sub-advisor.

     The only remuneration paid by the Company is to the directors who are not officers or directors of Prime. These independent directors (i) review the business plan of the Company to determine that it is in the best interest of the stockholders, (ii) review the advisory contract, (iii) supervise the performance of the Company’s advisor and review the reasonableness of the compensation paid to the advisor in terms of the nature and quality of services performed, (iv) review the reasonableness of the total fees and expenses of the Company, and (v) select, when necessary, a qualified independent real estate appraiser to appraise properties acquired. See “Directors’ Compensation” for a description of the compensation paid.

     The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company, if any, to certain designated officers and to make recommendations to the Board with respect to compensation policies, produce necessary reports and executive compensation for inclusion in the proxy statement, and to monitor the development and implementation of succession plans. The charter of the Compensation Committee was adopted on March 22, 2004, and the members of the Compensation Committee, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s corporate governance guidelines, are listed below. Since its formation on March 22, 2004, the Compensation Committee has not performed any task to report other than to review its existing charter.

COMPENSATION COMMITTEE

Sharon Hunt	Ted R. Munselle	Martin L. White

Compensation Committee Interlocks and Insider Participation

     The Company’s Compensation Committee is made up of non-employee directors who have never served as officers of, or been employed by, the Company. None of the Company’s executive officers serve on a board of directors of any entity that has a director or officer serving on this Committee.

Executive Officers

     Executive officers of the Company are Mark W. Branigan, Executive Vice President – Residential; Louis J. Corna, Executive Vice President – Tax, General Counsel/Tax Counsel and Secretary; and J.C. Lowenberg III, Executive Vice President and Chief Financial Officer, all of whom are employed by Prime. None of the executive officers receive any direct remuneration from the Company nor do any hold any options granted by the Company. Their positions with the Company are not subject to a vote of stockholders. The ages, terms of service and all positions and offices with the Company, Prime, BCM, other affiliated entities, other principal occupations, business experience and directorships with other publicly-held companies during the last five years or more are set forth below.

     Mark W. Branigan, 49

     Executive Vice President–Residential (since June 2001), Executive Vice President and Chief Financial Officer (August 2000 to June 2001), Vice President–Director of Construction (August 1999 to August 2000) of the Company, IOT, TCI and BCM; Director (September 2000 to June 2001) of the Company, IOT and TCI; Executive Vice President–Residential (since July 2003) of Prime and PIAMI; Executive Vice President–Residential Asset Management (January 1992 to October 1997) of American Realty Trust, Inc. (“ART”); and Real Estate Consultant (November 1997 to July 1999).

     Louis J. Corna, 56

     Executive Vice President–Tax, General Counsel/Tax Counsel and Secretary (since February 2004), Executive Vice President (October 2001 to February 2004), Executive Vice President and Chief Financial Officer (June 2001 to October 2001) and Senior Vice President–Tax (December 2000 to June 2001) of the Company, TCI, IOT and BCM; Executive Vice President, General Counsel/Tax Counsel and Secretary (since February 2004), Executive Vice President–Tax (July 2003 to February 2004) of Prime and PIAMI; Private Attorney (January 2000 to December 2000); Vice President–Taxes and Assistant Treasurer (March 1998 to January 2000) of IMC Global, Inc.; Vice President–Taxes (July 1991 to February 1998) of Whitman Corporation.

     J.C. Lowenberg III, 50

     Executive Vice President and Chief Financial Officer (since July 1, 2004) of the Company, TCI, BCM, Prime and PIAMI; Accounting Consultant focusing on engagements involving due diligence for commercial real estate acquisitions and dispositions (2001 to June 2004); Chief Financial Officer (2000 to 2001) of Reallinx, Inc., a start-up ASP and high-speed broadband service provider; Contract Consultant (1999 to 2000); Vice President — Treasurer and Chief Financial Officer (1997 to 1999) of Summers Investments, Inc. and Summers Group, a national real estate development and management company; Senior Vice President — Financial Administration/Corporate Chief Accounting Officer (1996 to 1997) of Paragon Group, Inc.; CPA (since 1990).

     In addition to the foregoing executive officers, the Company has several vice presidents and assistant secretaries who are not listed herein.

The Advisor

     Although the Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, day-to-day operations are performed by a contractual advisor under the supervision of the Board of Directors. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources. The advisor also serves as a consultant to the Board of Directors in connection with the business plan and investment decisions made by the Board.

     Prior to July 1, 2003, BCM served as the advisor to the Company since August 3, 2000. On July 1, 2003, PIAMI became the advisor to the Company until October 1, 2003, when it was replaced by Prime. PIAMI is the sole member of Prime. PIAMI is owned by Syntek West, Inc. (21%) and Realty Advisors, Inc. (79%). Syntek West, Inc. (“SWI”) is a Nevada corporation owned by Gene E. Phillips. Realty Advisors, Inc. (“RAI”) is a Nevada corporation owned by a Trust for the benefit of the children of Gene E. Phillips. Mr. Phillips is not an officer or director of Prime, but serves as a representative of the owners of Prime and is involved in daily consultation with the officers of Prime and has significant influence over the conduct of Prime’s business, including the rendering of advisory services and the making of investment decisions for itself and the Company.

     Under the Advisory Agreement, Prime is required to annually formulate and submit for Board approval a budget and business plan containing a twelve-month forecast of operations and cash flow, a general plan for asset sales and purchases, borrowing activity and other investments. Prime is required to report quarterly to the Board on the Company’s performance against the business plan. In addition, all transactions require prior Board approval, unless they are explicitly provided for in the approved plan or are made pursuant to authority expressly delegated to Prime by the Board.

     The Advisory Agreement also requires prior approval of the Board for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that Prime shall be deemed to be in a fiduciary relationship to the stockholders; contains a broad standard governing Prime’s liability for losses by the Company; and contains guidelines for Prime’s allocation of investment opportunities as among itself, the Company and other entities it advises.

     The Advisory Agreement provides for the advisor to receive monthly base compensation at the rate of 0.0625% per month (0.75% on an annualized basis) of Average Invested Assets.

     In addition to base compensation, Prime, an affiliate of Prime, or a related party receives the following forms of additional compensation:

     (1) an acquisition fee for locating, leasing or purchasing real estate for the Company in an amount equal to the lesser of (a) the amount of compensation customarily charged in similar arm’s-length transactions, or (b) up to 6% of the costs of acquisition, inclusive of commissions, if any, paid to non-affiliated brokers;

     (2) a disposition fee for the sale of each equity investment in real estate in an amount equal to the lesser of (a) the amount of compensation customarily charged in similar arm’s-length transactions, or (b) 3% of the sales price of each property, exclusive of fees, if any, paid to non-affiliated brokers;

     (3) a loan arrangement fee in an amount equal to 1% of the principal amount of any loan made to the Company arranged by Prime;

     (4) an incentive fee equal to 10% of net income for the year in excess of a 10% return on stockholders’ equity, and 10% of the excess of net capital gains over net capital losses, if any, realized from sales of assets;

     (5) a mortgage placement fee, on mortgage loans originated or purchased, equal to 50%, measured on a cumulative basis, of the total amount of mortgage origination and placement fees on mortgage loans advanced by the Company for the fiscal year.

     The Advisory Agreement further provides that Prime shall bear the cost of certain expenses of its employees, excluding fees paid to the Company’s directors; rent and other office expenses of both Prime and the Company (unless the Company maintains office space separate from that of Prime); costs not directly identifiable to the Company’s assets, liabilities, operations, business or financial affairs; and miscellaneous administrative expenses relating to the performance by Prime of its duties under the Advisory Agreement.

     If and to the extent that the Company shall request of Prime, or any director, officer, partner or employee of Prime, to render services to the Company other than those required to be rendered by Prime under the Advisory Agreement, such additional services, if performed, will be compensated separately on terms agreed upon between such party and the Company from time to time.

     The Advisory Agreement automatically renews from year to year unless terminated in accordance with its terms. Management believes that the terms of the Advisory Agreement are at least as fair as could be obtained from unaffiliated third parties.

     Situations may develop in which the interests of the Company are in conflict with those of one or more directors or officers in their individual capacities or of Prime, or of their respective affiliates. In addition to services performed for the Company, as described below, Prime actively provides similar services as agent for, and advisor to, other real estate enterprises, including persons and entities involved in real estate developing and financing, including IOT and TCI. The Advisory Agreement provides that Prime may also serve as advisor to those entities.

     As advisor, Prime is a fiduciary of the Company’s public investors. In determining to which entity a particular investment opportunity will be allocated, Prime will consider the respective investment objectives of each entity and the appropriateness of a particular investment in light of each such entity’s existing mortgage note and real estate portfolios and business plan. To the extent any particular investment opportunity is appropriate to more than one such entity, such investment opportunity will be allocated to the entity that has had funds available for investment for the longest period of time, or, if appropriate, the investment may be shared among various entities.

     The managers and principal officers of Prime are set forth below:

Name	Office(s)
Mickey N. Phillips	Manager

Ryan T. Phillips	Manager

Mark W. Branigan	Executive Vice President –- Residential

Louis J. Corna	Executive Vice President — Tax, General Counsel/Tax Counsel and Secretary

J.C. Lowenberg III	Executive Vice President and Chief Financial Officer

Dan S. Allred	Senior Vice President –- Land Development

     Micky N. Phillips is the brother of Gene E. Phillips, and Ryan T. Phillips is the son of Gene E. Phillips.

Property Management and Real Estate Brokerage

     Affiliates of BCM provided property management services to the Company. Currently, Triad Realty Services, Ltd. (“Triad”), an affiliate, and Carmel Realty, Inc. (“Carmel”) provide property management services to the Company’s properties for a fee of 5% or less of the monthly gross rents collected on the residential properties under its management and 3% or less of the monthly gross rents collected on the commercial properties under its management. Triad and Carmel subcontract with other entities for the provision of property-level management services at various rates. The general partner of Triad is BCM. The limited partner of Triad is Highland Realty Services, Inc. (“Highland”), a related party. Until December 2002, Triad subcontracted the property-level management and leasing of 12 of the Company’s commercial properties (shopping centers, office buildings and merchandise mart) to Regis Realty, Inc. (“Regis”), a related party, which was a company owned by GS Realty Services, Inc. Regis was entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Triad. Since January 1, 2003, Regis Realty I, LLC (“Regis I”) has provided these services. Regis I is owned by Highland. Regis Hotel Corporation, a related party, managed eight of the Company’s hotels until December 2002. Since January 1, 2003, Regis Hotel I, LLC has managed eight of the Company’s hotels. The sole member of Regis I and Regis Hotel I, LLC is Highland. Carmel is a company previously owned by First Equity Properties, Inc., which is a company affiliated with BCM. On May 1, 2004, Regis I acquired the ownership of Carmel.

     Regis I, a related party, provides real estate brokerage services to the Company and receives brokerage commissions in accordance with the Advisory Agreement.

Certain Relationships and Related Transactions

Policies with Respect to Certain Activities

     Article ELEVENTH of the Company’s Articles of Incorporation provides that the Company shall not, directly or indirectly, contract or engage in any transaction with (1) any director, officer or employee of the Company, (2) any director, officer or employee of the advisor, (3) the advisor, or (4) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Company’s Board of Directors or the appropriate committee thereof, and (b) the Company’s Board of Directors or appropriate committee thereof determines that such contract or transaction is fair to the Company and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of the Company entitled to vote thereon. Article ELEVENTH defines an “Independent Director” (for purposes of that Article) as one who is neither an officer or employee of the Company, nor a director, officer or employee of the Company’s advisor. This definition predates the Company’s director independence guidelines adopted in February 2004.

     The Company’s policy is to have such contracts or transactions approved or ratified by a majority of the disinterested directors with full knowledge of the character of such transactions, as being fair and reasonable to the stockholders at the time of such approval or ratification under the circumstances then prevailing. Such directors also consider the fairness of such transactions to the Company. Management believes that, to date, such transactions have represented the best investments available at the time and that they were at least as advantageous to the Company as other investments that could have been obtained. The Company may enter into future transactions with entities the officers, directors or stockholders of which are also officers, directors or stockholders of the Company, if such transactions would be beneficial to the operations of the Company and consistent with the Company’s then-current investment objectives and policies, subject to approval by a majority of disinterested directors as discussed above.

     The Company does not prohibit its officers, directors, stockholders or related parties from engaging in business activities of the types conducted by the Company.

Certain Business Relationships

     Effective July 1, 2003, PIAMI became the advisor to the Company and TCI. PIAMI is owned by Realty Advisors (79%) and Syntek West, Inc. (21%). On October 1, 2003, Prime, which is 100% owned by PIAMI, replaced PIAMI as the advisor to the Company and TCI. Prime is a company for which Messrs. Branigan, Corna and Lowenberg serve as executive officers. The executive officers of the Company also serve as executive officers of TCI and Messrs. Corna and Branigan also serve as executive officers of IOT, and owe fiduciary duties to each of those entities as well as to Prime under applicable law. TCI has the same relationship with Prime as does the Company.

     The Company contracts with affiliates of BCM for property management services. Currently, Triad, an affiliate, and Carmel provide such property management services. The general partner of Triad is BCM. The limited partner of Triad is Highland, a related party. Triad subcontracts the property-level management of 12 of the Company’s commercial properties (office buildings, shopping centers and a merchandise mart) to Regis I, a related party, which is a company also owned by Highland. Regis I also provides real estate brokerage services to the Company and receives brokerage commissions in accordance with the Advisory Agreement. Regis Hotel I, LLC manages ARI’s eight hotels. Carmel is a company previously owned by First Equity Properties, Inc., which is a company affiliated with BCM. On May 1, 2004, Regis I acquired the ownership of Carmel.

     The Company owns an equity interest in each of IOT and TCI. At December 31, 2003, the Company, through two wholly-owned subsidiaries, owned approximately 80% of TCI’s outstanding common stock and TCI owned approximately 24% of IOT’s outstanding common stock.

Related Party Transactions

     Historically, the Company, TCI, IOT, BCM and Prime have each engaged in, and may continue to engage in, business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to the Company as could have been obtained from unrelated parties.

Operating Relationships

     In October 1997, a predecessor of the Company entered into leases with BCM and an affiliate of BCM for space at the One Hickory Centre Office Building, construction of which was completed in December 1998. The BCM leases, effective upon the Company’s obtaining permanent financing of the building, were for 75,852 square feet (approximately 75% of the building), had terms of ten and fifteen years and provided for annual base rent of $19.25 per square foot for the first year. In January 2001, both leases were terminated, and the Company entered into a new lease with BCM, effective October 1, 2000. The new lease is for 59,463 square feet (approximately 62% of the building), has a term of three years, and provides for annual base rent of $1.3 million, or $21.50 per square foot. Effective March 1, 2002, the lease was amended to 57,879 square feet (approximately 59% of the building), with an annual base rent of $1.2 million, or $21.50 per square foot. In April 2002, the Company sold the subsidiary which owns the building to TCI. In October 2003, the Company re-acquired the building from IOT.

     In 2003, the Company paid the advisors, their affiliates and a related party $6 million in advisory fees, $411,000 in mortgage brokerage and equity refinancing fees, $254,000 in property acquisition fees, $4.7 million in real estate brokerage commissions and $2.5 million in property and construction management fees and leasing commissions, net of property management fees paid to subcontractors, other than affiliates of BCM and Prime. In addition, as provided in the Advisory Agreement, in 2003, BCM and Prime together as advisors received cost reimbursements of $4.1 million.

Partnership Transactions

     BCM has entered into put agreements with certain holders of Class A limited partnership units of Ocean Beach Partners, L.P. The Class A units are convertible into Series D Cumulative Preferred Stock of the Company. The put price of the Series D Cumulative Preferred Stock is $20 per share plus accrued but unpaid dividends.

     BCM has entered into put agreements with the holders of the Class A units of ART Palm, L.P. Such Class A units are convertible into Series C Cumulative Preferred Stock of the Company. The put price for the Class A units is $1 per unit, and the put price for either the Series C Cumulative Preferred Stock or the Company’s Common Stock is 90% of the average daily closing price of the Company’s Common Stock for the prior 20 trading days. The put agreement, as amended June 18, 2004, calls for the Company to repurchase the outstanding Class A units on December 31, 2004 (750,000 units), December 31, 2005 (875,000 units), and December 31, 2006 (5,938,750 units).

Advances and Losses

     From time to time, the Company and its affiliates have made advances to each other, which have not had specific repayment terms, do not bear interest, are unsecured and have been reflected in the Company’s financial statements as other assets or other liabilities. At December 31, 2003, after accounting for affiliate purchases and sales, amounts still owed by the Company were $367,000 to IOT, and amounts owed to the Company were $2 million by BCM. The Company also owed $1.4 million to affiliates related to cash received upon the sale of apartments to Metra.

     In October 1999, the Company funded a $4.7 million loan to Realty Advisors, Inc., an affiliate. The loan, to provide funds for acquisitions or working capital needs, was secured by all of the outstanding shares of common stock of American Reserve Life Insurance Company. The loan bore interest at 10.25% per annum, and matured in November 2001. In January 2000, $100,000 was collected. In November 2001, the maturity date was extended to November 2004. The collateral was changed to a subordinate pledge of 850,000 shares of the Company’s Common Stock owned by BCM. The shares are also pledged to a lender on the Company’s behalf. The interest rate was changed to 2% over the prime rate, currently 6.25% per annum, and the accrued but unpaid interest of $984,000 was added to the principal. The new principal balance is $5.6 million. All principal and accrued interest are due at maturity.

     In March 2000, a loan with a remaining principal balance of $2.6 million to Lordstown, L.P. matured. The loan, to provide funds to purchase for resale various parcels of land, was secured by a second lien on land in Ohio and Florida, by 100% of the general and limited partner interest in Partners Capital, Ltd., the limited partner of Lordstown, L.P., and a profits interest in subsequent land sales. A corporation controlled by Richard D. Morgan is the general partner of Lordstown, L.P. Mr. Morgan served as a director of the Company until October 2001. In December 2003, the note was exchanged with Regis I, a related party, for three notes receivable (i) $1.4 million from Unified Housing of Harvest Hill, LLC (“Harvest Hill”); (ii) $1.4 million from Unified Housing of Harvest Hill I, LLC (“Harvest Hill I”); and (iii) $2.1 million from Unified Housing of Harvest Hill III, LLC (“Harvest Hill III”), related parties. All three notes bear interest at 12%, mature in October 2013, and require monthly payments of interest, to the extent surplus cash is available, beginning in

November 2003. No payments have been received to date. Ted P. Stokely, Chairman of the Board and a director of the Company, is the general manager of Unified Housing Foundation, Inc. (“Unified”), a related party, which is the sole member of each of Harvest Hill, Harvest Hill I and Harvest Hill III.

     In December 2000, an unsecured loan with a remaining principal balance of $1.8 million to Warwick of Summit, Inc. (“Warwick”) matured. The loan was made to provide funds to purchase, renovate and expand a shopping center property in Warwick, Rhode Island. All principal and interest were due at maturity. In February 2002, $275,000 of interest was received. In March 2003, $27,000 of principal and $223,000 of interest was received. In April 2003, $149,000 of principal and $26,000 of interest was received. In July 2003, $10,000 of interest was received. Richard D. Morgan, a Warwick shareholder, served as a director of the Company until October 2001. In December 2003, the note was sold to Prime for $1.8 million to reduce the Company’s affiliate debt.

     In December 2000, a loan with a principal balance of $1.6 million to Bordeaux Investments Two, LLC (“Bordeaux”) matured. The loan, to provide funds to purchase and renovate a shopping center property in Oklahoma City, Oklahoma, was secured by (a) a 100% interest in Bordeaux, which owns a shopping center in Oklahoma City, Oklahoma; (b) 100% of the stock of Bordeaux Investments One, Inc., which owns 6.5 acres of undeveloped land in Oklahoma City, Oklahoma; and (c) the personal guarantees of the Bordeaux members. Richard D. Morgan, a Bordeaux member until July 2003, served as a director of the Company until October 2001. In July 2003, the members of Bordeaux assigned 100% of the membership interest in Bordeaux to the Company in payment of the note. The Company recorded real estate assets of $8.8 million and assumed $7.2 million of mortgage debt and other liabilities on the shopping center and the undeveloped land. No gain or loss was recorded on this transaction. In December 2003, the shopping center was exchanged with Regis I, a related party, for three notes receivable, (i) $1.4 million from Harvest Hill; (ii) $1.4 million from Harvest Hill I; and (iii) $2.1 million from Harvest Hill III, related parties. All three notes bear interest at 12%, mature in October 2013, and require monthly payments of interest, to the extent surplus cash is available, beginning in November 2003. No payments have been received to date. Ted P. Stokely, Chairman of the Board and a director of the Company, is the general manager of Unified, a related party, which is the sole member of each of Harvest Hill, Harvest Hill I and Harvest Hill III.

     In March 2001, the Company funded $13.6 million of a $15 million unsecured line of credit to One Realco Corporation (“One Realco”). A wholly-owned subsidiary of One Realco owns approximately 2.1% of the outstanding shares of the Company’s Common Stock. One Realco periodically borrows money to meet its cash obligations. The line of credit bore interest at 12% per annum. All principal and interest were due at maturity in February 2002. The line of credit is guaranteed by BCM. In June 2001, $394,000 in principal and $416,000 in interest was collected. In December 2001, $21,000 in principal and $804,000 in interest was collected. In February 2002, the line of credit was increased to $18 million, accrued but unpaid interest of $217,000 was added to the principal and the maturity date was extended to February 2004. In March 2002, the Company funded an additional $1.8 million, increasing the outstanding principal balance to $15.5 million. In October 2002, $856,900 in interest was collected by the return of 85,690 shares of the Company’s Series A Preferred Stock. In June 2003, the Company sold a participating interest in $5.8 million of the $15.5 million balance to BCM, receiving 314,141 TCI shares from BCM. In February 2004,

$2.3 million in interest was collected, accrued but unpaid interest of $161,000 was added to the principal, the maturity date was extended to February 2007, and the interest rate was changed to 2% over the prime rate, currently 6.25%. All principal and interest are due at maturity. Ronald E. Kimbrough, Acting Principal Executive Officer, Executive Vice President and Chief Financial Officer of the Company until May 31, 2004, was a 10% shareholder of One Realco. Mr. Kimbrough did not participate in the day-to-day operations or management of One Realco.

     In June 2002, the Company converted $4.5 million of its receivable from BCM to a recourse note receivable. This transaction was to provide the Company with additional security over that provided by an unsecured receivable. The note bore interest at 10% per annum, matured in March 2004, and required quarterly payments of principal and accrued interest, beginning in December 2002. In December 2003, the Company received 92,052 shares of TCI common stock in payment of the note and accrued interest.

     On June 2, 2003, the Company exchanged all of its 674,971 IOT shares with BCM, receiving 650,000 TCI shares from BCM. In addition, BCM executed a promissory note in favor of the Company in the amount of $526,000. After the exchange, the Company owned 72.9% of the outstanding shares of TCI. On June 30, 2003, the Company sold a participating interest in $5.8 million of its $15.5 million line of credit receivable from One Realco to BCM, receiving 314,141 TCI shares from BCM. After the transaction, the Company owned 76.8% of the outstanding shares of TCI. In December 2003, the Company purchased 88,600 TCI shares in market transactions and 204,633 TCI shares in private transactions with related parties for a total of $1.4 million. At December 31, 2003, the Company owned 80% of the outstanding shares of TCI. The Company no longer owns any IOT shares. At December 31, 2003, the Company owned 19.2% of IOT through TCI’s ownership of IOT shares. The Company ceased consolidation of IOT’s accounts and operations effective June 2, 2003.

     In July 2003, the Company sold its interest in Milano Restaurants International Corp. (“MRI”) to Gruppa Florentina, LLC (“Gruppa”) for $18.5 million, receiving $7.4 million in cash after debt assumption and providing purchase money financing of $2.3 million. The Company owns 20% of Gruppa, thereby retaining a 20% interest in MRI. The Company remains as the guarantor of $8.7 million of assumed debt and is one of the guarantors of $7.5 million in new debt obtained by Gruppa. Due to the debt guarantees and the Company’s continuing ownership of interest in MRI, management has determined that this should be accounted for as a financing transaction. In September 2003, the Company sold the note to SWI for $2.3 million, plus accrued but unpaid interest.

     In October 2003, Encino Executive Plaza, Ltd., of which ART Encino, Inc., a subsidiary of the Company, is the sole general partner, borrowed $1.6 million from IOT which was then advanced as loans secured by partnership interests to the Class A Limited Partners of Encino Executive Plaza, Ltd. The loan from IOT bore interest at 2% per annum and matures in June 2006. All principal and interest are due at maturity. Effective January 1, 2004, the interest rate was changed to 5.49%.

Property Transactions

     In January 2002, IOT purchased 100% of the outstanding common shares of Rosedale Corporation (“Rosedale”), a wholly-owned subsidiary of the Company, for $5.1 million. The purchase price was determined based upon the market value of the property exchanged, using a market rate multiple of net operating income. Rosedale owned the Rosedale Towers Office Building. The Company guaranteed that the asset would produce at least a 12% annual return on the purchase price for a period of three years from the purchase date. If the asset failed to produce the 12% return, the Company would pay IOT any shortfall. In addition, if the asset failed to produce the 12% return for a calendar year, IOT could require the Company to repurchase the shares of Rosedale for the purchase price. The business purpose of the transaction was for IOT to make an equity investment in Rosedale, anticipating a profitable return, and for the Company to receive cash for its equity investment. Management classified this related-party transaction as a note payable to IOT. After IOT sold the Rosedale Towers Office Building to an unrelated buyer in December 2002, the Company owed $2.1 million to IOT for remaining principal and a 12% return. In April 2003, the Company repaid $2 million in principal and accrued interest. In August 2003, the Company repaid the remaining principal and accrued interest.

     In April 2002, TCI purchased all of the general and limited partnership interest in Garden Confederate Point, L.P. (“Confederate Point”) from the Company for $1.9 million. The purchase price was determined based upon the market value of the property exchanged using a market rate multiple of net operating income. Confederate Point owned the Confederate Point Apartments. The Company guaranteed that the asset would produce at least a 12% annual return on the purchase price for a period of three years from the purchase date. If the asset failed to produce the 12% return for a calendar year, TCI could require the Company to repurchase the interests in Confederate Point for the purchase price. The business purpose of this transaction was for TCI to make an equity investment in Confederate Point anticipating a profitable return and to reduce the Company’s payable to BCM. Management classified this related-party transaction as a note payable to TCI. Failure to notify and receive approval from the lender for this transaction may constitute an event of default under the terms of the debt assumed by TCI. In November 2003, the Confederate Point Apartments were sold to an unrelated buyer. The Company repaid $2 million in principal and accrued interest.

     In June 2002, the Company purchased all the general and limited partnership interests in Chalet North, L.P. (“Chalet North”) from BCM for $3 million. Chalet North owned the Pinecrest Apartments. The purchase price was determined based on the market value of the property exchanged, using a market rate multiple of net operating income. The Company assumed debt of $1.4 million. The Company’s receivable from BCM was reduced by $1.6 million, and no cash was paid to the Company. The business purpose of the transaction was to reduce the affiliate payable owed by BCM to the Company. In June 2003, the Company sold the Pinecrest Apartments to an unrelated party. The Company received $1.1 million cash and recognized a $304,000 loss on the sale.

     In June 2002, the Company purchased the Tiberon Trails Apartments (“Tiberon”) from BCM for $12.3 million. The purchase price was determined based on the market value of the property exchanged, using a multiple of net operating income. The Company assumed debt of $6.4 million.

The Company’s receivable from BCM was reduced by $5.9 million, and no cash was paid to the Company. The business purpose of the transaction was to reduce the affiliate payable owed by BCM to the Company. In March 2004, the Company sold Tiberon. In December 2003, the Company recognized a writedown of $2 million to reduce the value of Tiberon to its net realizable value.

     On June 30, 2002, the Company obtained 71.4% interest in Realty Advisors Korea, Ltd. (“RAK”) from BCM for $6 million. The business purpose of the transaction was to reduce the affiliate payable owed by BCM to the Company. The Company’s receivable from BCM was reduced by $6 million, and no cash was paid to the Company. At the date of acquisition, RAK’s assets consisted of $2.3 million in cash, $3 million in deposits and marketable securities, and $225,000 in other assets. RAK’s net equity was $5.5 million. The Company recorded $1.9 million in goodwill as a result of this transaction. On June 30, 2003, the Company sold its 71.4% interest in RAK to Realty Advisors for $6 million, reducing the Company’s affiliate debt. Realty Advisors also paid the Company $600,000, representing 10% interest on the $6 million price paid by the Company to purchase the 71.4% interest in RAK in 2002.

     In December 2002, the Company sold the Lakeshore Villas Apartments to Housing for Seniors of Humble, LLC (“Humble”), a related party, for $22 million, paying $764,000 after payment of closing costs and debt paydown and providing purchase money financing of $8.4 million. The Company’s first note had a principal amount of $2 million. The note was unsecured, and was guaranteed by Unified, a related party. The second note had a principal amount of $6.4 million and was secured by a pledge by Unified of 100% of the member interest in Humble. Both notes bore interest at 11.5% per annum, matured in December 2009, and required quarterly payments beginning in March 2003. Richard W. Humphrey, a director of the Company until July 2003, is the President of Humble and the President and Treasurer of Unified. Ted. P. Stokely, Chairman of the Board and a director of the Company, is the general manager of Unified. In December 2003, both notes were sold to IOT for $8.4 million, plus accrued interest, to reduce the Company’s affiliate debt.

     In March 2003, TCI purchased the Bridgeview Plaza and Cullman shopping centers from the Company for $8.7 million and $2 million, respectively, to reduce the Company’s affiliate debt. The purchase price was determined using a market rate multiple of net operating income. TCI assumed debt of $2.7 million on Cullman. TCI received $5.1 million cash on the subsequent financing of the shopping center.

     In October 2003, the Company purchased the Travelers land from IOT for $25 million, paying $1.9 million in cash and giving a wrap note payable to IOT for $22.8 million. The note bears interest at 5.49%, requires monthly payments sufficient to pay the installments due on the underlying debt and matures in October 2006. The principal is due at maturity.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company’s shares (ART’s shares prior to August 2000) of Common Stock with the Dow Jones US Equity Market Index (“Total U.S. Market Index”) and the Dow Jones Real Estate Investment Index (“Real Estate Index”). The comparison assumes that $100 was invested on December 31, 1998, in shares of Common Stock of the Company, and in each of the indices and further assumes the reinvestment of all distributions. Past performance is not necessarily an indicator of future performance.

	1998	1999	2000	2001	2002	2003
ARI	100	104.17	83.52	60.34	49.57	55.94
Real Estate Index	100	94.69	120.74	134.99	139.90	191.51
Total US Market Index	100	122.54	111.35	98.08	76.43	99.92

OTHER MATTERS

     The Board of Directors knows of no other matters that may be properly or should be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

FINANCIAL STATEMENTS

     The audited financial statements of the Company, in comparative form for the years ended December 31, 2003 and 2002 are contained in the 2003 Annual Report to Stockholders, which was separately mailed to stockholders in advance of this proxy statement. However, such report and the financial statements contained therein are not to be considered part of this solicitation.

SOLICITATION OF PROXIES

     THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE BOARD OF DIRECTORS OF AMERICAN REALTY INVESTORS, INC. The cost of soliciting proxies will be born by the Company. Directors and officers of the Company may, without additional compensation, solicit by mail, in person or by telecommunication.

FUTURE PROPOSALS OF STOCKHOLDERS

     Stockholder proposals for our Annual Meeting to be held in 2005 must be received by us by December 31, 2004, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

     COPIES OF AMERICAN REALTY INVESTORS, INC.’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO AMERICAN REALTY INVESTORS, INC., 1800 VALLEY VIEW LANE, SUITE 300, DALLAS, TEXAS 75234, ATTN: INVESTOR RELATIONS.

     Dated: August 6, 2004.

By order of the Board of Directors,
/s/ Louis J. Corna Louis J. Corna, Executive Vice President, General Counsel, Tax Counsel and Secretary

APPENDIX I

AMERICAN REALTY INVESTORS, INC.
AUDIT COMMITTEE CHARTER

Organization

     The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company. Each member of the Audit Committee must be determined to be independent under the New York Stock Exchange (“NYSE”) standards and must meet the additional requirements under the Exchange Act. Under these requirements, an Audit Committee member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than director fees. Also, an Audit Committee member may not be an affiliated person of the Company. Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independent judgment from management and the Company. All Audit Committee members will be financially literate, and at least one member shall be an “audit committee financial expert,” as defined by the SEC.

Statement of Policy

     The Audit Committee shall provide assistance to directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, and investment community relating to: the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and the independent auditors. In so doing, it is the responsibility of the audit committee to maintain free and open communication among the directors, the independent auditors and the financial management of the Company. It is the expectation of the Audit Committee that the financial management will fulfill its responsibility of bringing any significant items to the attention of the Audit Committee.

Responsibilities

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with pertinent requirements.

     The following is a listing of the Audit Committee’s responsibilities:

     General

1.	Obtain annually the full Board of Directors’ approval of this Charter and review and reassess this Charter as conditions dictate.

2.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

3.	Report the results of the annual audit to the Board of Directors.

4.	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside legal, accounting or other advisors for this purpose if, in its judgment, that is appropriate.

5.	Review, consider and authorize any proposal to hire employees or former employees of the independent auditors.

6.	Monitor procedures for the receipt, retention and treatment of complaints received from employees regarding accounting, internal control or auditing matters, including the confidential and anonymous submission by employees regarding questionable accounting or auditing practices.

7.	Include a report of the Audit Committee in the proxy statement.

8.	On an annual basis, conduct a self evaluation.

Meetings and Communications

9.	Hold regularly scheduled meetings.

10.	Periodically, the Committee will meet privately with the independent auditors, with the Company’s Chief Financial Officer and with the Company’s internal auditor to discuss issues and concerns warranting Committee attention.

11.	Review the financial statements contained in the annual report to the shareholders. Discuss such annual report with management and the independent auditors, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. Determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principals and disclosure practices, and discuss other matters required to be communicated to the Committee by the auditors.

12.	Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

13.	Review, in general, earnings press releases, quarterly filings, and financial information and earnings guidance provided to analysts and rating agencies.

14.	Discuss policies with respect to risk assessment and risk management.

Independent Auditors

15.	The Committee shall be directly responsible for the appointment, termination, compensation and oversight of the independent auditors, including resolution of any disagreements between management and the independent auditors. The Committee will have a clear understanding with the independent auditors that they are ultimately accountable to the Audit Committee, as the shareholders’ representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

16.	Preapprove all audit and non-audit services provided by the independent auditors, with appropriate pre-approval authority delegated to the Audit Committee Chairperson. Any decisions of the Audit Committee Chairperson will be presented to the full Audit Committee at its next regularly scheduled meeting.

17.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and quarterly reviews for the current year and the procedures to be utilized. At the conclusion thereof, the results of such audit or reviews, including any audit problems or difficulties, any comments or recommendations of the independent auditors, along with management’s responses to these issues, shall be communicated to the Committee.

18.	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, such annual written communication will describe any issue that would materially affect the independent auditors’ ability to effectively provide services to the Company and render an audit opinion. Obtain and review at least annually a report from the independent auditors describing that firm’s internal quality-control procedures; any material issues raised by the most recent quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and steps taken to deal with any such issues.

19.	On an annual basis, evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of the lead partner of the independent auditor. Assure the regular rotation of the lead audit partner as required by law. Periodically consider and evaluate the prudence of rotation of the independent auditor. Present conclusions to the Board of Directors.

APPENDIX II

AMERICAN REALTY INVESTORS, INC.
PREAPPROVAL POLICY FOR AUDIT AND NON-AUDIT SERVICES

     Under the Sarbanes-Oxley Act of 2002 (the “SO Act”), and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. The purpose of the provisions of the SO Act and the SEC rules for the Audit Committee role in retaining the independent auditor is twofold. First, the authority and responsibility for the appointment, compensation and oversight of the auditors should be with directors who are independent of management. Second, any non-audit work performed by the auditors should be reviewed and approved by these same independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor.

     To implement the provisions of the SO Act, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the Audit Committee’s administration of the engagement of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor in order to assure that they do not impair the auditor’s independence. Accordingly, the Audit Committee is adopting this preapproval policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and conditions pursuant to which services to be performed by the independent auditor are to be preapproved.

Prohibited Non-Audit Services by the Independent Auditor.

     The Securities Exchange Act of 1934 (the “Exchange Act”) has been amended to prohibit the Company from engaging the independent auditor to perform the following types of services, all of which may be deemed to be prohibited activities:

•	bookkeeping or other services related to the accounting records or financial statements of the audit client.

•	financial information systems design and implementation.

•	appraisal or evaluation services, fairness opinions or contribution-in-kind reports.

•	actuarial services.

•	internal audit out-sourcing services.

•	management functions or human resources.

•	broker or dealer, investment adviser, or investment banking services.

•	legal services and expert services unrelated to the audit.

•	any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-Prohibited Services.

     The SEC’s rules establish two different approaches to preapproving non-prohibited services. Proposed non-prohibited services may be preapproved either by the Audit Committee agreeing to a general framework with descriptions of allowable services (“general preapproval”) or by the Audit Committee preapproving specific services (“specific preapproval”). The Company’s Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure to preapprove services that may be performed by the independent auditor. As set forth in this policy, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor.

Services Subject to General Preapproval.

     The following types or categories of services are hereby given general preapproval:

     Audit Services. The annual audit services engagement scope and terms will be subject to the general preapproval of the Audit Committee. Audit services include auditing of the annual financial statements (including required quarterly reviews), and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. Audit services also include the attestation engagement for the independent auditor’s report on management’s assertion on internal controls for financial reporting. Audit services also include financial or statutory audits for subsidiaries of the Company, consultations related to accounting, financial reporting or disclosure matters, SEC registration statements, periodic reports and other documents filed with the SEC, comfort letters and consents and other associated services. Audit-related services include audits of employee benefit plans, due diligence services pertaining to potential business acquisitions/dispositions, internal control reviews and other attestation services. The Audit Committee will monitor the audit services engagement throughout the year and will also approve, if necessary, any changes in terms and conditions resulting from changes in audit scope, Company structure or other items. The Audit Committee will request that the audit engagement letter with the independent auditor be addressed to the Chairman of the Audit Committee and that the Chairman of the Audit Committee execute the engagement letter on behalf of the Company.

     Audit-Related Services. Audit-related services are assurances and related services that are recently related to the performance of the audit or review of the financial statements (including research and consultation regarding accounting and financial reporting transactions). The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, and therefore, the Audit Committee will grant general preapproval to substantially all audit-related services.

     International Administration Tax Services. The independent auditor can provide international administration and tax services, such as tax compliance, tax planning, tax advice, and related support services without impairing the auditor’s independence. Therefore, the Audit Committee will grant general preapproval to international administration and tax services that have generally been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence.

     Non-U.S. Income Tax Compliance Services. The independent auditor can provide non-U.S. income tax compliance services to the Company without impairing the auditor’s independence. Therefore, the Audit Committee will grant general preapproval to the tax compliance services that have generally been provided by the auditor, that the Audit Committee has reviewed and believes will not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence.

     Pension and Benefit Plan Consulting and Compliance Services. The independent auditor can provide pension and benefit plan consulting and compliance services without impairing the auditor’s independence. Therefore, the Audit Committee will grant general preapproval to the pension and benefit plan consulting and compliance services generally provided by the auditor, that the Audit Committee has reviewed and believes will not impair the independence of the auditor and that are consistent with the SEC rules on auditor independence.

     U.S. Tax Compliance and Planning. U.S. federal, state and local tax compliance and planning, as well as U.S. federal, state or international transfer pricing advice or documentation and tax compliance can be provided by the independent auditor to the Company without impairing the auditor’s independence. Therefore, the Audit Committee will grant general preapproval to tax compliance and planning services that have been historically provided by the auditor, that the Audit Committee has reviewed and believes will not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence.

Services Subject to Specific Preapproval.

     The following items are subject to specific preapproval and engagement by the Audit Committee.

     Preparation of Statutory Accounts and Tax Planning Services — Non-U.S. The Audit Committee believes that there exists the potential for impairment of auditor independence or for an overlap with prohibited services for certain tax planning services and for preparation of non-U.S. statutory accounts. Accordingly, specific preapproval will be required for these services in order for the Audit Committee to have an opportunity to review the scope of work to be provided by the auditor in connection with these services.

     Other Services. All other services not described in “Services Subject to General Preapproval” above shall be subject to specific preapproval and engagement by the Audit Committee.

Delegation.

     As provided in the SO Act and the SEC’s rules, the Audit Committee may delegate either type of preapproval authority to its chairperson or any other Audit Committee member or members. The member to whom such authority is delegated shall report for informational purposes only any preapproval decisions to the Audit Committee at its next meeting. The Audit Committee will not delegate to management the Audit Committee’s responsibilities to preapprove services performed by the independent auditor. Any preapproval of services under this delegated authority to either the chairperson of the Audit Committee or the financial expert member of the Audit Committee shall not exceed $25,000 in value or cost per engagement of audit and non-audit services, and the authority may only be exercised when the Audit Committee is not in session.

Procedures.

     The procedures the Audit Committee will employ in implementing this policy are as follows:

     (a) In advance of the Fall Audit Committee meeting each year, the Chief Financial Officer and independent auditor shall jointly submit to the Audit Committee a schedule of audit, audit-related, tax and other non-audit services that are subject to general preapproval. Such schedule will be in a format to be determined but shall include a time line covering the performance of the work.

     (b) The Audit Committee will review and approve the types of services and review the projected fees for the next fiscal year at its regularly scheduled Fall meeting. The fee amounts on such schedule will be updated as necessary and at any subsequent Audit Committee meetings. Additional preapproval will be required if actual fees for a service are expected to exceed 9% of the originally-preapproved amount. This additional preapproval should be obtained in the same manner as a specific preapproval described below.

     (c) If, subsequent to the general preapproval of scheduled services by the Audit Committee, the Company through management would like to engage the independent auditor to perform a service not included on the general preapproval schedule, a request should be submitted to the general counsel and the principal executive officer. If they determine that the service can be performed without impairing the independence of the auditor, then a discussion and approval of the service will be included on the agenda for the next regularly-scheduled Audit Committee meeting. If the timing for the service needs to commence before the next

Audit Committee meeting, the chairperson of the Audit Committee, or any other member of the Audit Committee designated by the Audit Committee can provide specific preapproval.

     (d) Approval by the Audit Committee for the auditor to perform any non-audit service does not require that management engage the Company’s independent auditor to perform those services. Management may seek to engage other third parties to perform non-audit services for which the Audit Committee has given preapproval to be performed by the independent auditor.

     (e) Once preapproval has been obtained from the Audit Committee for services to be performed by the independent auditor, the appropriate management member may engage the auditor and execute any necessary document for the performance of non-audit services within the scope of the preapproval.

ANNUAL MEETING OF STOCKHOLDERS OF

AMERICAN REALTY INVESTORS, INC.

September 15, 2004

PROOF # 1

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided ê

The Board of Directors of American Realty Investors, Inc. recommends approval of all nominees for election as directors and a vote FOR ratification of the appointment of Farmer, Fuqua and Huff, P.C. as independent auditors.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O Henry A. Butler
O Sharon Hunt
O Ted R. Munselle
O Ted P. Stokely
O Martin L. White

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN

2.	Ratification of the Appointment of Farmer, Fuqua & Huff, P.C. as Independent Auditors	☐	☐	☐

3.	In their discretion on any other matters which may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF FARMER, FUQUA & HUFF, P.C. AS INDEPENDENT AUDITORS. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.

Signature of Stockholder Date:	Signature of Stockholder Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

     PROOF # 2

AMERICAN REALTY INVESTORS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD SEPTEMBER 15, 2004.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of AMERICAN REALTY INVESTORS, INC. hereby appoints TED P. STOKELY and LOUIS J. CORNA, and each of them proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, as attorneys and proxies to vote all shares of Common Stock, par value $0.01 per share, of AMERICAN REALTY INVESTORS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on September 15, 2004 at 3:30 p.m., local Dallas, Texas time, at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side hereof, for the transaction of such business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the August 6, 2004 Proxy Statement for said meeting.

(Continued and to be signed on the reverse side)